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Exhibit 10.1
July 19, 2021
Mr. Stephen Hen I Liang
PRIVATE & CONFIDENTIAL
Dear Stephen
Employee Agreement - TERMS AND CONDITIONS

Position Appointed	: Chief Technology Officer
Organization	: Vertiv Holdings Co
Reporting Line	: Rob Johnson, Chief Executive Officer or any company authorized delegate
Legal entity Employed	: Vertiv Holdings Co
Base location	: Hong Kong
Effective Date of Transfer	: March 29, 2021

Based on our recent communication, this letter confirms your transfer from Vertiv Holdings Co as Chief Technology Officer effective March 29, 2021 under the following terms and conditions. This letter will replace your previous employment letter dated December 1, 2018.
Your home base location is Hong Kong and your work location is (i) Chicago, IL for 50% of the year, and (ii) split between EMEA and APAC as necessary for the other 50% of the year. Vertiv supports your election to reside in Chicago, IL (as opposed to headquarters in Columbus, Ohio) during the global pandemic; post-pandemic, your presence in Columbus, Ohio will be required while you are in America.
Vertiv will not be making dedicated office space in Hong Kong available to you; Shenzhen China office space will be decided as necessary.
1.Length of Service
Your length of service with Vertiv (Hong Kong) Limited since June 1, 1994 will be recognized and carried over to this new appointment.
2.Probation Period
Your probationary period is waived in view of your transfer of employment.
3.Monthly Salary
Your base salary is USD 590,000 per annum, payable on 12 months basis, subject to applicable withholding as provided in Section 15.
Your annual merit review cycle will be in line with the Company's annual review cycle in 2021. Merit review is determined based on the Company's approved budget, applicable policy and individual performance. The Company reserves the right to amend the timing of annual review subject to the prevailing business conditions. Your salary review will be carried out in line with company policy and subject to your performance assessment.
4.Vertiv Incentive Plan (VIP)
Your CY21 VIP target is 80% of salary. Your annual bonus is to be paid in USD, subject to applicable withholding as provided in Section 15.
The details of your CY21 Vertiv Incentive Plan will be provided to you in due course. This Annual Target Incentive will be calculated on a pro-rata basis if your service period with the Company is less than 12 months within the financial year.

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You will be eligible to receive the incentive payout only if you are still employed by the Company at the time when the incentive is distributed. The payment of such incentive is at the sole discretion of the Company. The Company reserves the right to amend the incentive plan in consideration of the changing business and market conditions.
5.Cash Housing Program
The Cash Housing Program, previously available to you, is not included in this agreement.
You have been provided temporary furnishings by Vertiv as a perk for your Chicago-based temporary, part time residence. Vertiv funded the relocation of the furnishings from Columbus, Ohio to Chicago, Illinois. Also, you have been provided a Vertiv pool car for your use while residing in the US. The furnishing and Vertiv car agreement will be terminated in the event that any one of the following circumstances occur:
•    You are no longer employed by the Company;
•    You are no longer required to split your time between EMEA and APAC.
Both the furnishings and the Vertiv pool car must be returned in good condition considering normal wear and tear as issued. Any damages will be paid for by you at the time of return. For the avoidance of doubt, both the furnishings and the Vertiv pool car remain the property of Vertiv at all times.
6.Working Hours
Normal office hours are 40 hours Monday through Friday. Lunch break is from 1pm to 2pm. Your accommodation will be required in order to adapt to the normal office hours in various work arrangements customary and aligned with the business needs around the world.
7.Overtime, Work On Rest Days and Paid Holidays
The Company may require an employee to work overtime, on Saturdays or public holidays from time to time. You are NOT eligible for additional payment for the time worked in excess of the normal working hours. Please refer to the Employee Handbook and the Overtime Pay & Compensation Time Off Policy for details.
8.Provident Fund
You will remain enrolled into the ORSO scheme subject to continuing eligibility under the scheme rules. For the purpose of the ORSO scheme of arrangement including the Employer's contribution % and vesting period, your length of service with Vertiv (Hong Kong) Limited since June 1, 1994 will be recognized. For details of the ORSO Scheme, please refer to the information folder provided by our ORSO service provider, and the Employee Handbook.
9.Other Benefits
a.Annual Leave
Your annual balance from your employment with Vertiv (Hong Kong) Limited will transfer to Vertiv (Hong Kong) Holdings Limited.
You will be entitled to 21 working days annual leave. Please refer to the Employee Handbook for details.
b.    Insurance Benefits
Vertiv will not make supplemental health care insurance available to you.
You are eligible for coverage under Vertiv’s benefits programs, including medical, dental and vision, life and disability programs. Whereas, you are a Hong Kong national who will travel outside your home country for extended periods of time; Whereas, certain employee benefits can’t be provided under the current Hong Kong based employee benefit plans due to extended travel outside of your home country; you will receive comparable benefits, as determined by the company, through US based insurance schemes for international travelers, subject to the same

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cost sharing percentages as would apply to others enrolled in US based benefits. For avoidance of doubt the international benefit plans include medical, dental, pharmacy, life insurance and total and permanent disability coverage. You will continue to be eligible for these international employee benefit plans for such time you are unable to be insured through your home country plan.
10.Home Trip
You will be eligible to have one round trip business class air ticket for you and your direct dependents (HK to United States) each year during your assignment. During the home trip, accommodations, ground transportation, and meals will be at your own expenses.
11.Club Membership and Car and Driver
You will no longer be provided a club membership in Hong Kong as a nominee of the Company effective at the end of 2021. Vertiv will no longer be making a car and driver in Hong Kong available to you.
12.Compliance to Business Ethics and Company Policies
Acceptance of our employment includes your acceptance and conformity to the Vertiv Code of Ethics Policy, the contents of which will be communicated to you in our Ethics training session.
You agree to comply with all existing as well as future policies, rules and regulations issued by the Company relative to the conduct of its business. You should also be aware that electronic mail, voice mail, computer media and the computer network are company property and should be used strictly for business purposes and in accordance with the Vertiv Electronic Media Policy.
13.Background Checks [Intentionally Deleted]

14.Employee Patent and Confidential Information Agreement
The Employee Patent and Confidential Information Agreement which is attached hereto forms an integral part of this Employment Agreement. You are required to sign the Employee Patent and Confidential Information Agreement to indicate your acceptance of the terms conditions stated therein.
15.Income Tax & Withholding
Any amounts payable under this letter will be subject to applicable payroll withholding including U.S. federal, state, local and FICA (US Social Security) as determined by the company.
Your U.S. and Hong Kong tax returns will continue to be prepared by PriceWaterhouseCoopers Hong Kong until the end of the current year. Vertiv will provide the sum of US$20,000 annualized to cover the costs associated with the preparation of your tax returns for 2021, after which will no longer be available.
Tax equalization will be available for income earned through the end of 2021 and at that time, will no longer be available.
16. 409A (US Fliers only)
The tax ramifications of your international assignment require careful record keeping as well as timely submission of data. You are expected to comply with your responsibilities under the agreement to submit requested data timely so that any assignment related reimbursements and tax equalization payments are paid on a timely basis. Any amounts paid to you in connection with tax equalization, that meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations under U.S. Internal Revenue Code Section 409A, shall be paid no later than the end of the second calendar year next following the calendar year to which the compensation subject to the tax equalizations relate. All reimbursements under this letter, including amounts paid for tax equalization that do not meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations shall be made no later than the end of the calendar year next following the

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calendar year in which the applicable expenses are incurred. Any 409A tax due as a result of your failure to provide information on a timely basis will be your responsibility.
17.Non-Competition Covenant
During Employee's employment with Vertiv and for twelve (12) months after the Employee's last day of employment with Vertiv, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of anyone else, (a) compete, or assist in any activity which competes, with the business of Vertiv in which Employee was employed or involved and in connection with such activity engage in or provide any services that are similar or substantially related to the services the Employee performed whilst an employee with Vertiv, (b) solicit, encourage to leave employment, hire, or assist anyone else to solicit, encourage to leave employment or hire, any senior Vertiv employee with whom the Employee, or any individual over whom the Employee had direct or indirect responsibility, had contact or dealings in the last 12 months of employment, or (c) induce or attempt to induce, or assist anyone else to induce or attempt to induce, in competition against Vertiv, any customer of Vertiv with respect to whom the Employee, or any individual over whom the Employee had direct or indirect responsibility, had access to Confidential Information (as defined in the Employee Patent and Confidentiality Agreement) in respect of such entity or had contact or dealings on behalf of Vertiv in the last 12 months of employment, to divert its business from, or reduce or discontinue its business with, Vertiv.
Employee acknowledges that a breach of this Article 17 may result in irreparable and continuing damage to Vertiv's business for which there is no adequate remedy at law. Employee further agrees that in the event of any breach of this Article 17, Vertiv and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.
18.Employment Relationship
You acknowledge and agree that, as a condition to the effectiveness of this Agreement, you shall not disclose to the Company, or use for the Company's benefit, any of the confidential, trade secret or proprietary information of others, including any of your former employers. Further, the terms and conditions of your employment is subject to this letter, the Company's Executive Employment Policy, the Company's Executive Change of Control Plan, and the Company's Stock Ownership Guidelines.

19.Termination of Employment
This Agreement can be terminated by giving the other party six month's advance notice in writing or payment in lieu of notice. Prior to separation, you shall surrender all company properties and fixed assets and settle any outstanding financial liabilities to the Company. The Company reserves the right to deduct any outstanding payment in your final compensation.
Under circumstances of gross misconduct or breach of ethics and company policies, this contract may be terminated by summary dismissal, which requires no notice period or payment in lieu. Under these circumstances (i.e. summary dismissal), your salary will be paid up to the time of dismissal.
Upon termination of employment, you will immediately surrender all company properties and fixed assets, possessions by reason of your position and settle any outstanding financial liabilities to the Company. The Company reserves the right to deduct any outstanding payment in your final compensation.
20.Alterations to Contract
This Agreement and the provisions contained in the Employee Handbook and other company policies constitute the written terms and conditions governing your contract of employment with the Company. The Company reserves the right to amend the provisions of its policies from time to time. Any changes in your terms and conditions of employment will be notified to you

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personally and you agree that the terms and conditions of employment revised from time to time will form part of your contract of employment with the Company.
21.Severability
Should any provision of this Agreement be or become illegal, invalid, or unenforceable in any jurisdiction, such shall not affect the validity or enforceability in that jurisdiction of the remainder of the Agreement, nor shall it affect the validity or enforceability in other jurisdictions of that or any other provision of the Agreement.
22.Governing Law
This Agreement is made and shall be construed and administered in accordance with the laws of Hong Kong Special Administrative Region ("HKSAR") of People's Republic of China, without regard to conflicts of law principles which may otherwise apply. Any litigation arising out of, in connection with or concerning any aspect of this Employment Agreement shall be conducted exclusively in the courts in HKSAR and Employee hereby consents to the exclusive jurisdiction of said courts.
Kindly read through the terms and conditions of this Employment Agreement and the Employee Patent and Confidential Information Agreement. Our HR representative is happy to assist you with any questions that you may have. Please indicate your acceptance by signing and returning to me this Employment Agreement and Employee Patent and Confidential Information Agreement, both of which must be signed by you.
We look forward to your continued contribution to the Company and wish you a successful career with us.

Yours sincerely

/s/ Erin Dowd

____________________________________________________________________________
ACCEPTANCE
I acknowledge and accept the position on the terms and conditions offered above (including those contained in the Company's policies as amended from time to time), and understand that any alterations will be notified to me and agree that my contract of employment with the Company would be subject to such alterations from time to time.

    Date: July 19, 2021

Signed by:
/s/ Stephen Hen I Liang
Stephen Hen I Liang